        Exhibit 10.2
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
Pursuant to the terms and conditions of the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Unit Agreement, attached as Appendix B (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one Share, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement.

Grantee:    COLLEEN HEALY

Date of Grant:    February 24, 2022 (“Date of Grant”)

Number of Restricted Stock Units:     126,903

Vesting Schedule:    The RSUs granted pursuant to the Agreement will become vested and be nonforfeitable as of the following schedule:

VESTING DATE	SHARES VESTING

February 28, 2023	31,726
May 28, 2023	7,931
August 28, 2023	7,931
November 28, 2023	7,932
February 28, 2024	7,931
May 28, 2024	7,932
August 28, 2024	7,931
November 28, 2024	7,931
February 28, 2025	7,932
May 28, 2025	7,931
August 28, 2025	7,932
November 28, 2025	7,931
February 28, 2026	7,932

provided, that, you remain in the employ of the Company or its Subsidiaries continuously from the Date of Grant through such vesting dates. Notwithstanding the preceding sentence, if you incur a “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) due to a termination of your employment by the Company without “Cause” or due to your resignation from employment with the Company due to “Good Reason,” any unvested RSUs awarded pursuant to this grant that would have become vested and nonforfeitable during the two year period beginning on the date of your separation from service had you continued employment, will become vested and nonforfeitable upon such termination. Shares will be issued with respect to the RSUs as set forth in Section 6 of the Agreement (which Shares when issued will be transferable and nonforfeitable). “Cause” and “Good Reason” will have the meanings provided in, and will be determined pursuant to, the SailPoint Technologies Holdings, Inc. Severance Pay Plan. For the sake of clarity, in the event of a Change in Control you will receive the enhanced vesting protection with respect to the RSUs awarded pursuant to this grant contemplated by and pursuant to the SailPoint Technologies Holdings, Inc. Severance Pay Plan rather than the vesting protection set forth in this paragraph.

        Exhibit 10.2
By your signature and the signature of the Company’s representative below, you and the Company hereby acknowledge receipt of the RSUs issued on the Date of Grant indicated above, which have been issued under the terms and conditions of the Plan and the Agreement.
The Shares you receive upon settlement will be taxable to you in an amount equal to the closing price of the Shares on the date of settlement (or, if such date is not a business day, the last day preceding such day). By accepting the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (c) a copy of the Agreement and the Plan has been made available to you. By accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to your employment, your compensation or the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

 You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement, which are incorporated herein by reference.
Note: Failure to return the executed copy to the Designated Recipient by such date will render this issuance invalid.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.,
a Delaware Corporation

By: /s/ Mark McClain
Name:    Mark McClain
Title:    Chief Executive Officer

ACCEPTED BY:

/s/ Colleen Healy
Colleen Healy
Date: March 7, 2022

Attachments:    Appendix    A – SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan
    Appendix B – Restricted Stock Agreement

        Exhibit 10.2

Appendix A
SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan

        Exhibit 10.2

Appendix B
Restricted Stock Unit Agreement